Exhibit 99.1

The New York Times Company Reports 2013 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 31, 2013--The New York Times Company (NYSE:NYT) announced an operating profit of $12.9 million in the third quarter of 2013 compared with $8.9 million in the same period of 2012. Excluding depreciation, amortization, severance and a special item, operating profit rose 35.1 percent to $39.9 million from $29.6 million in the third quarter of 2012.

There was a third-quarter 2013 diluted loss per share from continuing operations of $.03 compared with a loss of $.02 in the same period in 2012. Excluding severance and a special item, there was a diluted loss per share from continuing operations of $.01 in the third quarter of 2013 compared with a loss of $.02 in the third quarter of 2012.

Total revenues increased 1.8 percent in the third quarter of 2013, with circulation revenues up 4.8 percent. In the third quarter, the Company added more net digital subscribers than in the second quarter of 2013. The total number of digital subscribers at the end of the third quarter was approximately 727,000, a 28 percent year-on-year increase. Total advertising revenues declined 2.0 percent in the quarter – the lowest quarterly year-on-year decline in advertising in three years.

“The third quarter of 2013 was a strong one for the Company,” said Mark Thompson, president and chief executive officer. “We increased our revenue, decreased our costs and, as a result, significantly increased our operating profit compared with the same quarter last year.

“We also made significant progress on our strategic initiatives. But we recognize that, despite these positive developments, we still have a great deal of work to do to transform our business model and to achieve our goal of long-term sustainable growth.

“In the third quarter we also announced the initiation of a 4-cent quarterly dividend. This allows us to return capital to our shareholders while maintaining a prudent view of both our balance sheet and free cash flow.”

Sale of New England Media Group - Discontinued Operations

On October 24, 2013, the Company completed the sale of its New England Media Group (NEMG) – consisting of The Boston Globe, BostonGlobe.com, Boston.com, Worcester Telegram & Gazette, Telegram.com and related properties – for approximately $70 million in cash, subject to customary adjustments. The Company recorded an impairment in the third quarter of 2013 in the amount of $34.3 million to reflect assets held for sale at fair value less costs to sell.

Comparisons

Unless otherwise noted, all comparisons are for the third quarter of 2013 to the third quarter of 2012. The results of NEMG, which was sold at the beginning of the fourth quarter of 2013, are reported within discontinued operations in 2013 and 2012; and the results of the Regional Media Group, which was sold in the first quarter of 2012, and the About Group, which was sold in the fourth quarter of 2012, are reported within discontinued operations in 2012.

This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Third-quarter 2013 results included the following special item:

  A $6.2 million ($3.7 million after tax or $.02 per share) charge for a partial withdrawal obligation under a multiemployer pension plan.

There were no special items in the third quarter of 2012.

In addition, the Company had severance costs of $0.6 million ($0.4 million after tax or $.00 per share) and $1.0 million ($0.6 million after tax or $.00 per share) in the third quarters of 2013 and 2012, respectively.

Third-Quarter Results from Continuing Operations

Revenues

Total revenues increased 1.8 percent to $361.7 million from $355.3 million. Circulation revenues increased 4.8 percent, while advertising and other revenues decreased 2.0 percent and 0.8 percent, respectively.

Circulation revenues rose as digital subscription initiatives and the increase in print circulation prices at The New York Times earlier this year offset a decline in print copies sold. Revenues from the Company’s digital-only subscription packages, e-readers and replica editions were $37.7 million in the third quarter of 2013, up 29.0 percent from the third quarter of 2012, and in the first nine months of 2013 totaled $110.0 million, up 42.4 percent from the same period in 2012.

Paid subscribers to The Times and International Herald Tribune digital-only subscription packages, e-readers and replica editions totaled approximately 727,000 as of the end of the third quarter of 2013, an increase of more than 28 percent compared with the end of the third quarter of 2012.

Print and digital advertising revenues decreased 1.6 percent and 3.4 percent, respectively, largely due to ongoing secular trends and an increasingly complex and fragmented digital advertising marketplace. In the third quarter of 2013, digital advertising revenues were $32.8 million compared with $33.9 million in the 2012 third quarter. Digital advertising revenues as a percentage of total Company advertising revenues were 23.8 percent in the third quarter of 2013 compared with 24.1 percent in the third quarter of 2012.

For the first nine months of 2013, print and digital advertising revenues decreased 7.3 percent and 3.2 percent, respectively. Digital advertising revenues were $109.9 million during that period compared with $113.6 million in the first nine months of 2012. Digital advertising revenues as a percentage of total Company advertising revenues were 24.2 percent in the first nine months of 2013 compared with 23.4 percent in the first nine months of 2012.

Operating Costs

Operating costs decreased 1.1 percent to $342.7 million from $346.4 million. Excluding depreciation, amortization and severance, operating costs decreased 1.2 percent to $321.8 million from $325.8 million mainly due to lower pension expense and raw materials expense, as well as printing and distribution efficiencies.

Other Data

Joint Ventures

Loss from joint ventures was $0.1 million compared with income of $1.0 million in the prior-year period largely due to lower results for the paper mills in which the Company has investments.

Interest Expense, net

Interest expense, net was unchanged at $15.5 million. Payment at maturity on September 26, 2012 of all $75 million aggregate principal amount of the Company’s 4.610 percent senior notes that benefited interest expense was offset by a charge related to the repurchase of approximately $12 million principal amount of the Company’s 6.625 percent senior notes due 2016.

Income Taxes

The Company had income tax expense of $2.6 million on a pre-tax loss of $2.7 million in the third quarter of 2013 and income tax expense of $21.5 million (effective tax rate of 54.2 percent) in the first nine months of 2013. Included in the tax expense for the third quarter of 2013 is a charge of $1.5 million related to the remeasurement of deferred tax assets in connection with the sale of NEMG.

The Company had an income tax benefit of $3.2 million (effective tax rate of 51.7 percent) in the third quarter of 2012 and income tax expense of $28.4 million (effective tax rate of 38.4 percent) in the first nine months of 2012.

Liquidity

As of September 29, 2013, the Company had cash and marketable securities of approximately $938 million (excluding restricted cash of approximately $22 million that is subject to certain collateral requirements). Total debt and capital lease obligations were approximately $683 million. During the third quarter of 2013, the Company repurchased approximately $12 million principal amount of its 6.625 percent senior notes due 2016.

Capital Expenditures

Capital expenditures totaled approximately $5.0 million in the third quarter of 2013 and approximately $9.2 million in the first nine months of 2013.

Outlook

The following guidance on revenue trends for the fourth quarter of 2013 compared to the fourth quarter of 2012 is based on a 13-week comparison, excluding the impact of the additional week in the fourth quarter of 2012. Fourth-quarter 2013 circulation revenues are expected to increase in the low single digits, as the Company expects to see continued benefit from its digital subscription initiatives, as well as from print price increases at The Times in early 2013. Advertising revenue trends remain subject to significant month-to-month volatility and are expected to decrease in the low single digits in the fourth quarter of 2013.

Operating costs for the fourth quarter of 2013 compared to the fourth quarter of 2012, including the additional week, are expected to increase in the low single digits as investments around the Company’s strategic growth initiatives accelerate.

In addition, the Company expects the following on a pre-tax basis in 2013:

  Results from joint ventures: loss of $2 to $4 million,
  Depreciation and amortization: $75 to $80 million,
  Interest expense, net: $55 to $60 million, and
  Capital expenditures: $15 to $20 million.

Conference Call Information

The Company’s third-quarter earnings conference call will be held on Thursday, October 31 at 11:00 a.m. E.T. To access the call, dial 866-652-5200 (in the U.S.) or 412-317-6060 (international callers). Participants should dial in to the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and at 412-317-0088 (international callers) beginning approximately two hours after the call until 9:00 a.m. E.T. on Friday, November 8. The access code is 10035106.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of circulation and advertising generated by the Company’s various markets and the development of the Company’s digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE:NYT) is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The company includes The New York Times, International New York Times, NYTimes.com, international.nytimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2013	2012	% Change	2013	2012	% Change
Revenues
Circulation	$204,156	$194,739	4.8%	$616,603	$578,914	6.5%
Advertising	138,018	140,880	-2.0%	454,595	485,368	-6.3%
Other(a)	19,564	19,718	-0.8%	62,172	62,945	-1.2%
Total revenues	361,738	355,337	1.8%	1,133,370	1,127,227	0.5%
Operating costs
Production costs	152,595	157,370	-3.0%	462,398	473,878	-2.4%
Selling, general and administrative costs	169,824	169,459	0.2%	519,610	524,611	-1.0%
Depreciation and amortization	20,293	19,594	3.6%	57,981	60,488	-4.1%
Total operating costs	342,712	346,423	-1.1%	1,039,989	1,058,977	-1.8%
Pension withdrawal expense(b)	6,171	—	N/A	6,171	—	N/A
Operating profit	12,855	8,914	44.2%	87,210	68,250	27.8%
Gain on sale of investment(c)	—	—	N/A	—	55,645	*
Write-down of investments(d)	—	600	*	—	5,500	*
(Loss)/income from joint ventures	(123)	1,010	*	(3,398)	2,089	*
Interest expense, net	15,454	15,490	-0.2%	44,169	46,406	-4.8%
(Loss)/income from continuing operations before income taxes	(2,722)	(6,166)	-55.9%	39,643	74,078	-46.5%
Income tax expense/(benefit)(e)	2,578	(3,187)	*	21,473	28,446	-24.5%
(Loss)/income from continuing operations	(5,300)	(2,979)	77.9%	18,170	45,632	-60.2%
(Loss)/income from discontinued operations, net of income taxes(f)	(18,987)	5,703	*	(18,995)	(88,007)	-78.4%
Net (loss)/income	(24,287)	2,724	*	(825)	(42,375)	-98.1%
Net loss attributable to the noncontrolling interest	61	21	*	304	101	*
Net (loss)/income attributable to The New York Times Company common stockholders	$(24,226)	$2,745	*	$(521)	$(42,274)	-98.8%

Amounts attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(5,239)	$(2,958)	77.1%	$18,474	$45,733	-59.6%
(Loss)/income from discontinued operations, net of income taxes	(18,987)	5,703	*	(18,995)	(88,007)	-78.4%
Net (loss)/income	$(24,226)	$2,745	*	$(521)	$(42,274)	-98.8%

Average number of common shares outstanding:
Basic	150,033	148,254	1.2%	149,724	148,042	1.1%
Diluted	150,033	148,254	1.2%	156,460	151,762	3.1%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.03)	$(0.02)	50.0%	$0.12	$0.31	-61.3%
(Loss)/income from discontinued operations, net of income taxes	(0.13)	0.04	*	(0.13)	(0.59)	-78.0%
Net (loss)/income	$(0.16)	$0.02	*	$(0.01)	$(0.28)	-96.4%

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.03)	$(0.02)	50.0%	$0.12	$0.30	-60.0%
(Loss)/income from discontinued operations, net of income taxes	(0.13)	0.04	*	(0.12)	(0.58)	-79.3%
Net (loss)/income	$(0.16)	$0.02	*	$—	$(0.28)	-100.0%
Dividends declared per share	$0.04	$—	N/A	$0.04	$—	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2013
	Third Quarter	% Change vs. 2012	Nine Months	% Change vs. 2012
National	$108,920	1.8%	$355,419	-4.4%
Retail	15,186	-15.0%	52,612	-14.7%
Classified:
Help-Wanted	3,485	-10.4%	11,101	-13.4%
Real Estate	5,561	-11.5%	19,003	-12.1%
Automotive	379	-59.4%	1,340	-53.0%
Other	3,660	-1.9%	11,782	4.6%
Total Classified	13,085	-11.8%	43,226	-10.9%
Other	827	-27.2%	3,338	-6.4%
Total Company	$138,018	-2.0%	$454,595	-6.3%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)
(a)	Other revenues consist primarily of revenues from news services/syndication, rental income and digital archives.

(b)	In the third quarter of 2013, the Company recorded a $6.2 million charge for a partial withdrawal obligation under a multiemployer pension plan.

(c)	In the second quarter of 2012, the Company recorded a $37.8 million gain on the sale of its remaining 210 units in Fenway Sports Group. In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group.

(d)	In the first and third quarters of 2012, the Company recorded a $4.9 million and $0.6 million non-cash charge, respectively, for the write-down of certain investments.

(e)	Included in the tax expense for the third quarter of 2013 is a charge of $1.5 million, which relates to the remeasurement of deferred tax assets in connection with the sale of NEMG.

(f)	On October 24, 2013, the Company completed the sale of NEMG, consisting of The Boston Globe, BostonGlobe.com, Boston.com, the Worcester Telegram & Gazette, Telegram.com and related businesses. The results of NEMG have been classified as discontinued operations for all periods presented.
On September 24, 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group have been classified as discontinued operations in 2012.
On January 6, 2012, the Company completed the sale of the Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group have been classified as discontinued operations in 2012.
The following tables summarize the 2013 and 2012 results of operations presented as discontinued operations for NEMG, the About Group and the Regional Media Group:

	Third Quarter				Third Quarter
	2013				2012
	New England Media Group	About Group	Regional Media Group	Total	New England Media Group	About Group	Regional Media Group	Total
Revenues	$89,073	$—	$—	$89,073	$93,691	$25,616	$—	$119,307
Total operating costs	85,157	—	—	85,157	93,233	16,687	—	109,920
Pension withdrawal expense(a)	7,997	—	—	7,997	—	—	—	—
Write-down of assets	34,300	—	—	34,300	—	—	—	—
(Loss)/income from joint ventures	(82)	—	—	(82)	17	—	—	17
Interest expense, net	3	—	—	3	7	—	—	7
Pre-tax (loss)/income	(38,466)	—	—	(38,466)	468	8,929	—	9,397
Income tax (benefit)/expense	(19,479)	—	—	(19,479)	791	2,903	—	3,694
Loss from discontinued operations, net of income taxes	(18,987)	—	—	(18,987)	(323)	6,026	—	5,703
(Loss)/gain on sale, net of income taxes:
Loss on sale	—	—	—	—	—	—	—	—
Income tax benefit	—	—	—	—	—	—	—	—
(Loss)/gain on sale, net of income taxes	—	—	—	—	—	—	—	—
(Loss)/income from discontinued operations, net of income taxes	$(18,987)	$—	$—	$(18,987)	$(323)	$6,026	$—	$5,703

THE NEW YORK TIMES COMPANY
FOOTNOTES (continued)
(Dollars in thousands)

	Nine Months				Nine Months
	2013				2012
	New England Media Group	About Group	Regional Media Group	Total	New England Media Group	About Group	Regional Media Group	Total
Revenues	$268,737	$—	$—	$268,737	$287,035	$74,970	$6,115	$368,120
Total operating costs	262,079	—	—	262,079	288,360	51,140	8,017	347,517
Pension withdrawal expense(a)	7,997	—	—	7,997	—	—	—	—
Write-down of assets(b)	34,300	—	—	34,300	—	194,732	—	194,732
Loss from joint ventures	(205)	—	—	(205)	(12)	—	—	(12)
Interest expense, net	9	—	—	9	7	—	—	7
Pre-tax (loss)	(35,853)	—	—	(35,853)	(1,344)	(170,902)	(1,902)	(174,148)
Income tax (benefit)/expense	(16,858)	—	—	(16,858)	391	(60,065)	(736)	(60,410)
(Loss)/income from discontinued operations, net of income taxes	(18,995)	—	—	(18,995)	(1,735)	(110,837)	(1,166)	(113,738)
(Loss)/gain on sale, net of income taxes:
Loss on sale	—	—	—	—	—	—	(4,717)	(4,717)
Income tax benefit(c)	—	—	—	—	—	—	(30,448)	(30,448)
Gain on sale, net of income taxes	—	—	—	—	—	—	25,731	25,731
(Loss)/income from discontinued operations, net of income taxes	$(18,995)	$—	$—	$(18,995)	$(1,735)	$(110,837)	$24,565	$(88,007)

(a)	The pension withdrawal expense related to charges for partial withdrawal obligations under multiemployer pension plans triggered by the sale of NEMG.

(b)	Included in the write-down of assets in 2012 is the impairment of goodwill that related to the About Group for the nine months ended September 23, 2012.

(c)	The income tax benefit for the Regional Media Group included a tax deduction for goodwill, which was previously non-deductible, triggered upon the sale of the Regional Media Group.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted loss per share from continuing operations excluding severance and a special item; operating profit before depreciation, amortization, severance and a special item; and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items (if any) provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted loss per share from continuing operations excluding severance and a special item

	Third Quarter
	2013	2012	% Change
Diluted loss per share from continuing operations	$(0.03)	$(0.02)	50.0%
Add:
Severance	—	—
Special item:
Pension withdrawal expense	0.02	—
Diluted loss per share from continuing operations excluding severance and a special item	$(0.01)	$(0.02)	-50.0%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance and a special item

	Third Quarter			Nine Months
	2013	2012	% Change	2013	2012	% Change
Operating profit	$12,855	$8,914	44.2%	$87,210	$68,250	27.8%
Add:
Depreciation & amortization	20,293	19,594		57,981	60,488
Severance	622	1,050		8,346	6,395
Special Item:
Pension withdrawal expense	6,171	—		6,171	—
Operating profit before depreciation & amortization, severance, and a special item	$39,941	$29,558	35.1%	$159,708	$135,133	18.2%

Reconciliation of operating costs before depreciation & amortization, severance and raw materials

	Third Quarter			Nine Months
	2013	2012	% Change	2013	2012	% Change
Operating costs	$342,712	$346,423	-1.1%	$1,039,989	$1,058,977	-1.8%
Less:
Depreciation & amortization	20,293	19,594		57,981	60,488
Severance	622	1,050		8,346	6,395
Operating costs before depreciation & amortization and severance	321,797	325,779	-1.2%	973,662	992,094	-1.9%
Less:
Raw materials	21,064	24,343		66,913	75,963
Operating costs before depreciation & amortization, severance and raw materials	$300,733	$301,436	-0.2%	$906,749	$916,131	-1.0%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com